Exhibit 5.1

August 31, 2017

National Presto Industries, Inc.

3925 North Hastings Way

Eau Claire, Wisconsin 54703

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to National Presto Industries, Inc., a Wisconsin corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 150,000 shares of common stock (the “Shares”), par value $1.00 per share, under the National Presto Industries, Inc. 2017 Incentive Compensation Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and relevant for the purpose set forth below. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ MESSERLI & KRAMER P.A.